Exhibit 99.2

INDEX TO FINANCIAL INFORMATION

Audited Consolidated Financial Statements of Concrete Partners Holding, LLC (Successor) and Combined Financial Statements of Eagle Redi-Mix Concrete, LLC and Ram Transportation, LLC (Predecessor)

Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2025 and 2024 (Successor)	F-3
Consolidated Statement of Operations for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) through December 31, 2024 (Successor) and Combined Statements of Operations for the period from January 1, 2024 through July 29, 2024 and the Year Ended
December 31, 2023 (Predecessor)	F-4
Consolidated Statement of Changes in Mezzanine Equity and Common Unitholder Equity for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) through December 31, 2024 (Successor), and Combined Statements of Changes in Common Unitholder Equity for the Period from January 1, 2024 through July 29, 2024 (Predecessor) and the Year Ended December 31, 2023 (Predecessor)	F-5
Consolidated Statement of Cash Flows for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) through December 31, 2024 (Successor), and Combined Statements of Cash Flows for the Period from January 1, 2024 through July 29, 2024 and the Year Ended
December 31, 2023 (Predecessor)	F-6
Notes to Consolidated and Combined Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Unitholders

Concrete Partners Holding, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Concrete Partners Holding, LLC (a Delaware corporation) (and subsidiaries) (the “Successor”) (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in mezzanine equity and common unitholder equity, and cash flows for the year ended December 31, 2025 and for the period from May 22, 2024 (date of inception) to December 31, 2024, and the related notes. We have audited the accompanying combined statements of operations, changes in common unitholder equity, and cash flows for the period from January 1, 2024 to July 29, 2024 and the year ended December 31, 2023, and the related notes of Eagle Redi-Mix Concrete, LLC and Ram Transportation, LLC (collectively, the “Predecessor”) (Oklahoma limited liability companies and subsidiaries of the Company). All statements referenced are collectively referred to as the “consolidated and combined financial statements” In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 (Successor), the period from May 22, 2024 (date of inception) to December 31, 2024 (Successor), the period from January 1, 2024 to July 29, 2024 (Predecessor), and the year ended December 31, 2023 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2024.

Tulsa, Oklahoma

April 14, 2026

CONCRETE PARTNERS HOLDING, LLC

Consolidated Balance Sheets as of December 31, 2025 and 2024 (Successor)

(in thousands, except unit amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$6,333	$8,410
Accounts receivable, net	33,699	19,774
Inventory	8,723	5,007
Other current assets	5,047	1,241
Total current assets	53,802	34,432
Property, plant and equipment:
Property, plant and equipment, at cost	168,767	70,965
Less: accumulated depreciation	(15,930)	(4,072)
Property, plant and equipment, net	152,837	66,893
Goodwill	79,505	79,505
Customer relationships, net	71,373	61,636
Trade names	24,800	16,800
Other noncurrent assets, net	2,385	980
Total assets	$384,702	$260,246

Liabilities, Redeemable Mezzanine Equity and Common Unitholder Equity (Deficit)
Current liabilities:
Accounts payable	$12,558	$5,094
Accrued liabilities	27,080	3,044
Current portion of lease liabilities	475	361
Long-term debt, current portion	13,654	6,500
Total current liabilities	53,767	14,999
Long-term lease liability	1,727	361
Long-term debt, net	186,625	122,485
Total liabilities	242,119	137,845
Commitments and contingencies (Note 15)
Redeemable mezzanine equity:
Redeemable senior preferred units, 26,000,000 units issued and outstanding (at redemption value)	26,590	26,590
Redeemable preferred units, 115,700,000 units and 95,700,000 units issued and outstanding (at redemption value) at December 31, 2025 and 2024, respectively	130,623	99,832
Common unitholder equity (deficit), 95,700,000 units issued and outstanding	(14,630)	(4,021)
Total liabilities, redeemable mezzanine equity and common unitholder equity (deficit)	$384,702	$260,246

The accompanying notes are an integral part of these financial statements.

CONCRETE PARTNERS HOLDING, LLC (SUCCESSOR) AND COMBINED EAGLE REDI-MIX CONCRETE, LLC AND RAM TRANSPORTATION, LLC (PREDECESSOR)

Consolidated Statement of Operations for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) through December 31, 2024 (Successor), and Combined Statements of Operations for the Period from January 1, 2024 through July 29, 2024 and the Year Ended December 31, 2023 (Predecessor)

(in thousands, except units and per units amounts)

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Revenues	$194,871	$79,650	$103,661	$144,279

Cost of goods sold	127,925	49,419	65,065	93,093

Gross profit	66,946	30,231	38,596	51,186

Operating expenses:
Selling, general and administrative expenses (1)	45,553	16,346	16,883	22,665
Acquisition-related costs (2)	6,696	7,422	—	—
(Gain) loss on disposal of assets, net	272	(108)	40	197
Total operating expenses	52,521	23,660	16,923	22,862

Operating income	14,425	6,571	21,673	28,324

Other income (expense):
Other expenses	(418)	(319)	(285)	(471)
Interest expense, net	(12,032)	(5,173)	(924)	(878)
Total other income (expense)	(12,450)	(5,492)	(1,209)	(1,349)

Net income	1,975	1,079	20,464	26,975
Distributions to senior preferred unitholders	(2,340)	(410)	—	—
Accretion of redeemable preferred units to redemption value	(10,791)	(33,532)	—	—
Net income (loss) attributable to common unitholders	$(11,156)	$(32,863)	$20,464	$26,975
Weighted average common units outstanding	95,700,000	66,517,937	—	—
Basic and diluted income (loss) per common units	(0.12)	(0.49)	—	—

(1)	Includes approximately $2.8 million of affiliated consultant compensation incurred during the 2025 Successor period, $0.9 million during the 2024 Successor period, and $0 during the Predecessor period; see Note 19.
(2)	Includes approximately $3.0 million and $6.3 million of reimbursable third-party diligence costs and affiliated diligence and integration fees incurred during the 2025 and 2024 Successor periods, respectively, and $0 during the Predecessor period; see Note 19.

The accompanying notes are an integral part of these financial statements.

CONCRETE PARTNERS HOLDING, LLC (SUCCESSOR) AND COMBINED EAGLE REDI-MIX CONCRETE, LLC AND RAM TRANSPORTATION, LLC (PREDECESSOR)

Consolidated Statement of Changes in Mezzanine Equity and Common Unitholder Equity as of December 31, 2025 and for the Period from Inception (May 22, 2024) through December 31, 2024 (Successor), Combined Statement of Changes in Common Unitholder Equity for the Period from January 1, 2024 through July 29, 2024 and the Year Ended December 31, 2023 (Predecessor)

(unaudited)

(in thousands, except unit amounts)

	Mezzanine Equity
	Senior Preferred Units	Senior Preferred ($)	Preferred Units	Preferred ($)	Common Unitholder Equity Units	Common Unitholder Equity (Deficit) ($)
Balance, January 1, 2023 (Predecessor)						$35,274
Net income						26,975
Distributions						(19,006)
Balance, December 31, 2023 (Predecessor)						$43,243
Net income						20,464
Distributions						(13,378)
Balance, July 29, 2024 (Predecessor)						$50,329

Balance, May 22, 2024 (Successor)	—	$—	—	$—	—	$—
Issuance of preferred and common units for cash	—	—	57,900,000	40,718	57,900,000	17,182
Issuance of senior preferred units, preferred units, common units for concrete acquisition	26,000,000	26,000	37,800,000	26,582	37,800,000	11,218
Net income	—	—	—	—	—	1,079
Accretion to redemption value	—	1,000	—	32,532	—	(33,532)
Distributions	—	(410)	—	—	—	—
Share-based compensation	—	—	—	—	—	32
Balance, December 31, 2024 (Successor)	26,000,000	$26,590	95,700,000	$99,832	95,700,000	$(4,021)
Net income	—	—	—	—	—	1,975
Issuance of Preferred Units	—	—	20,000,000	20,000	—	—
Accretion to redemption value	—	2,340	—	10,791	—	(13,131)
Distributions		(2,340)	—	—	—	—
Share-based compensation	—	—	—	—	—	547
Balance, December 31, 2025 (Successor)	26,000,000	$26,590	115,700,000	$130,623	95,700,000	$(14,630)

The accompanying notes are an integral part of these financial statements.

CONCRETE PARTNERS HOLDING, LLC (SUCCESSOR) AND COMBINED EAGLE REDI-MIX CONCRETE, LLC AND RAM TRANSPORTATION, LLC (PREDECESSOR)

Consolidated Statement of Cash Flows for the Year Ended December 31, 2025 and for the Period from Inception (May 22, 2024) through December 31, 2024 (Successor), and Combined Statements of Cash Flows for the Period from January 1, 2024 through July 29, 2024 and the Year Ended December 31, 2023 (Predecessor)

(in thousands)

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Cash Flows from Operating Activities:
Net income	$1,975	$1,079	$20,464	$26,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,035	6,740	4,827	6,087
(Gain) loss on disposal of assets, net	272	(108)	40	197
Non-cash lease expense	177	(13)	10	23
Non-cash share-based compensation	547	32	—	—
Non-cash debt issuance cost amortization	650	253	6	4
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(4,272)	5,201	(8,023)	(3,674)
Inventory	(122)	250	(916)	(890)
Other current assets	(868)	(89)	(300)	(93)
Accounts payable	1,372	(1,651)	(1,084)	3,492
Accrued liabilities	2,704	(896)	2,626	105
Net cash provided by operating activities	21,470	10,798	17,650	32,226
Cash Flows from Investing Activities:
Additions to property, plant and and equipment	(15,879)	(3,617)	(1,047)	(9,194)
Proceeds from sales of property, plant and equipment	301	5	176	1,613
Insurance proceeds on property, plant and equipment	—	158	—	—
Net cash paid for acquisitions	(73,436)	(189,215)	(13,872)	—
Net cash used in investing activities	(89,014)	(192,669)	(14,743)	(7,581)
Cash Flows from Financing Activities:
Borrowings of debt	86,823	136,200	11,097	—
Repayment of debt	(15,638)	(5,250)	(2,457)	(4,629)
Payment of debt issuance costs	(645)	(2,464)	(59)	—
Proceeds from issuance of preferred and common units	—	57,900	—	—
Payment of deferred financing costs	(2,733)	—	—	—
Distributions	(2,340)	(410)	(14,274)	(18,186)
Net cash provided by (used in) financing activities	65,467	185,976	(5,693)	(22,815)
Net change in cash and cash equivalents	(2,077)	4,105	(2,786)	1,830
Beginning cash and cash equivalents	8,410	4,305	7,091	5,261
Ending cash and cash equivalents	$6,333	$8,410	$4,305	$7,091

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1. Organization

Concrete Partners Holding, LLC (the “Company,” the “Successor,” or “Concrete Holdings”) was formed in May 2024 as a Delaware limited liability company to serve as a holding company. The Company subsequently formed Concrete Partners, LLC (“Concrete Partners”) and its wholly owned subsidiary, Eagle Concrete Holdings, LLC (“Eagle Holdings”). Through Eagle Holdings, the Company wholly owns Eagle Redi-Mix Concrete, LLC (“Eagle”) and Ram Transportation, LLC (“Ram”) (collectively, the “Predecessor”), which are Oklahoma limited liability companies primarily engaged in the production and delivery of ready-mix concrete and related materials.

Eagle and Ram were under common control for all periods presented. Accordingly, the accompanying Predecessor combined financial statements reflect the combined results of Eagle and Ram as if they had been a single reporting entity for all historical periods.

On July 29, 2024 (the “Closing Date”), the Company acquired 100% of the membership interests in Eagle and Ram from their previous equity holders (the “Concrete Acquisition”). Following the acquisition, the Company operates an integrated ready-mix concrete platform serving infrastructure, commercial, and residential construction projects throughout Oklahoma and Arkansas.

As a result of the Concrete Acquisition, the accompanying financial statements reflect the activity of both the Successor and the Predecessor. The financial statements present four distinct reporting periods: (i) a Successor period for the year ended December 31, 2025, (ii) a Successor period from May 22, 2024 (date of inception) through December 31, 2024, (iii) a Predecessor period from January 1, 2024 through July 29, 2024, and (iv) a Predecessor period for the year ended December 31, 2023. The Company was determined to be the accounting acquirer and has applied the acquisition method of accounting in accordance with ASC 805, Business Combinations. Accordingly, a black-line division has been placed between the Successor and Predecessor periods to signify the consolidated financial statements for the Successor period are not comparable to the combined financial statements of the Predecessor period.

Although Concrete Holdings was formed on May 22, 2024, it had no operational activities or revenues prior to the acquisition of Eagle and Ram on July 29, 2024. From formation through the Closing Date, the Company incurred certain acquisition-related costs in connection with the Concrete Acquisition, which have been recorded in the consolidated financial statements. Other than these acquisition-related expenses, there were no substantive operating activities prior to the acquisition date.

Note 2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All material intercompany transactions and balances have been eliminated in consolidation.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Company accounts for business combinations using the acquisition method of accounting. As described in Note 1, the financial statements distinguish between Predecessor and Successor periods, which are not comparable.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation, including reclassifications related to property, plant and equipment. These reclassifications had no impact on previously reported total assets, total liabilities, net income or stockholders' equity for the periods presented.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The combined financial statements for the Predecessor period represent the combination of the accounts of Eagle Redi-Mix Concrete, LLC and Ram Transportation, LLC, which were under common ownership and management during the periods presented but were not consolidated with the Company. All intercompany balances and transactions between Eagle and Ram have been eliminated in combination.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by the Company include the estimated fair value of consideration transferred, assets acquired, and liabilities assumed in business combinations, useful lives of property, plant and equipment and intangible assets, and the valuation of share-based compensation awards. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in bank accounts and highly liquid investments with original maturities of three months or less. The Company's total cash balances are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000 per bank per depositor. The Company may hold balances in excess of federally insured limits but monitors the creditworthiness of its financial institutions. As of December 31, 2025 and 2024, the Company had no restricted cash balances.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Accounts Receivable

Accounts receivable represent customer obligations due under normal trade terms and are recorded at the invoiced amount, net of an allowance for expected credit losses. Accounts receivable originating in the normal course of business are recorded at cost. Accounts receivable acquired in a business combination are recorded at fair value at the acquisition date, which approximates their net book value due to the short-term nature of the balances.

The Company sells ready-mix concrete and concrete products to various customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. The allowance for expected credit losses is estimated based on the length of time receivables are past due, prior loss history, current and expected economic conditions, trends in the construction industry, and the customer’s ability to pay. The Company also considers individual credit risk profiles and writes off specific receivables once they are deemed uncollectible. Payments subsequently received on accounts previously written off are credited back to the allowance. Additions to the allowance are recorded as bad debt expense.

As of December 31, 2025 and 2024, the allowance for expected credit losses was approximately $61,400. Accounts receivable are presented on the Consolidated Balance Sheets net of this allowance.

No single customer accounted for more than 10% of accounts receivable as of December 31, 2025. As of December 31, 2024, one customer accounted for more than 10% of accounts receivable. The Company monitors credit risk through ongoing credit evaluations and reviews of customer payment history, credit ratings, financial strength, and industry position.

The opening and closing balances of accounts receivable from contracts with customers were $19.8 million and $33.7 million as of January 1, 2025 and December 31, 2025, respectively. For comparative purposes, balances were $17.0 million and $19.8 million as of January 1, 2024 and December 31, 2024, respectively.

Inventory

Inventories consist primarily of raw materials such as cement, sand, gravel, admixes and other components that are readily used in the production of ready-mix concrete, as well as supplies for maintaining the Company’s plant facilities and equipment. Inventory is valued at the lower of cost or net realizable value, with cost determined using either the first-in, first-out or average cost method. Inventory is evaluated for obsolescence or damage, and any items identified as unusable are written off as an expense in the period identified.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Property, Plant and Equipment, net

Property, plant and equipment are initially recorded at cost or, if acquired in connection with a business combination, at fair value, and depreciated on a straight-line basis over their estimated useful lives. Expenditures for additions and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Repair and maintenance costs that do not substantially expand productive capacity or extend the life of property, plant and equipment are expensed as incurred. Leasehold improvements for operating leases are amortized over the lesser of the term of the related lease or the estimated lives of the improvements.

Upon disposal of an asset, the cost and related accumulated depreciation are removed from the Company’s accounts and any gain or loss is included in (Gain) loss on disposal of assets, net on the Consolidated and Combined Statements of Operations.

Management periodically assesses the estimated useful life over which assets are depreciated. If the analysis warrants a change in the estimated useful life of Property, plant and equipment, management will reduce the estimated useful life and depreciate the carrying value prospectively over the revised remaining useful life.

The estimated useful lives of the Company’s property, plant and equipment is as follows:

Asset Category	Estimated Useful Life
Land	Not Depreciated
Buildings	30 years
Plant & Equipment	7-10 years
Vehicles	5 years
Office Equipment & Software	5-7 years

Intangible Assets – Customer Relationships

The Company’s intangible assets consist of customer relationships and trade names acquired in business combinations. The Company amortizes customer relationships over their estimated useful lives ranging from 8 to 10 years, using the straight-line method. See Note 4 for additional discussion of the Company’s intangible assets.

Impairment of Long-Lived Assets

The Company’s long-lived assets (property, plant and equipment and amortizable intangible assets) are tested for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. If the carrying value is not recoverable, an impairment loss is measured as the excess of the asset’s carrying value over its estimated fair value. No impairments of long-lived assets were recorded during any periods presented in the accompanying consolidated and combined financial statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of consideration over the fair value of net assets acquired and liabilities assumed in business combinations. The goodwill recorded in connection with the Company’s business combinations is primarily attributable to the assembled workforces of the acquired businesses and the synergies expected to arise after the Company’s acquisition of those businesses.

Goodwill and indefinite-lived intangible assets, such as trade names, are not amortized, but are evaluated for impairment at least annually, or more frequently if facts or changes in circumstances indicate that the asset’s fair value may be less than its carrying amount. The Company performed its annual assessment as of December 31, 2025.

For purposes of the goodwill impairment assessment, assets are grouped into “reporting units.” A reporting unit is either an operating segment or a component of an operating segment, depending on how similar the components of the operating segment are to each other in terms of operational and economic characteristics.

As of December 31, 2025, the Company had one reporting unit for goodwill impairment testing purposes, which aligns with its single operating segment. The Company performs a qualitative assessment of relevant events and circumstances to evaluate the likelihood of goodwill impairment. If it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative analysis to determine the fair value of the reporting unit. If the fair value is less than the carrying amount, an impairment loss is recognized in an amount equal to the excess of the carrying value of goodwill over its implied fair value, limited to the total goodwill allocated to the reporting unit.

The Company performed a qualitative assessment as of December 31, 2025, 2024 and 2023 to determine whether it was more likely than not that the fair value of the reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, the Company determined that the fair value of its reporting unit was more likely than not greater than the carrying value of the reporting units. As a result, no impairment of goodwill was recorded during any of the periods in the accompanying consolidated and combined financial statements.

The Company also annually assesses the carrying value of its indefinite-lived intangible assets other than goodwill. The Company performed a qualitative impairment assessment of its indefinite-lived trade name licenses. The qualitative assessment did not identify indicators of impairment, and it was determined that more likely than not the fair value of its indefinite-lived trade name license was more than its carrying amount.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Revenue from Contracts with Customers

The Company earns revenue primarily from the sale of concrete, with most revenue generated from orders under master purchase agreements or through direct sales to third-party contractors and suppliers. Each contract typically includes a single performance obligation: the delivery of ready-mix concrete to the customer’s job site. Control transfers and revenue is recognized at a point in time upon delivery, which is when the customer becomes obligated to pay. The Company invoices customers at the time of delivery, and payment terms are generally 30 days.

The Company may earn additional revenue from fuel surcharges, waiting time charges, extra stops, and other services. These items are considered variable consideration and are recognized at the point in time the underlying performance obligation is satisfied — typically at the time of delivery — as the variability is resolved at that time. These charges do not represent distinct performance obligations from the delivery of ready-mix concrete.

The Company does not offer rights of return or refund to its customers. The Company had no contract assets, contract liabilities, or remaining performance obligations as of the Balance Sheet dates presented.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability. The Company uses the following fair value hierarchy, which prioritizes valuation technique inputs used to measure fair value into three broad levels:

•	Level 1: Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

•	Level 2: Inputs (other than quoted prices included within Level 1) that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, and (iv) inputs that are derived from observable market data by correlation or other means.

•	Level 3: Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to a fair value measurement requires judgment, considering factors specific to the asset or liability.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The carrying value of the Company’s long-term debt approximates fair value. The carrying value of the Company’s current assets and current liabilities, including accounts receivable, inventory, accounts payable, and accrued liabilities, approximates fair value due to their short-term maturities.

Redeemable Senior Preferred and Preferred Units (Mezzanine Equity)

The Company classifies certain equity instruments as mezzanine equity on the Consolidated Balance Sheet when such instruments contain redemption features that are not solely within the control of the Company or its subsidiaries. As of December 31, 2025 and 2024, the Company presented its senior preferred units and preferred units as mezzanine equity in the Consolidated Balance Sheet.

Redeemable equity securities are initially recognized at their fair value on the issuance date. Because both the senior preferred units and the preferred units are currently redeemable, they are remeasured to their maximum redemption value at each reporting date.

The Company evaluates mezzanine equity instruments at each reporting period to determine if reclassification to permanent equity or liability treatment is required.

Right of Use Assets and Lease Liabilities

At the inception of a contractual arrangement, the Company determines whether a contract contains a lease by assessing whether the contract conveys to the Company the right to control the use of an identified asset in exchange for consideration over a period of time. Leases are accounted for by recognizing right-of-use assets and lease liabilities at the lease commencement date.

The Company measures and records an operating lease liability equal to the present value of the future lease payments. The present value is calculated using the Company’s incremental borrowing rate, unless the rate implicit in the lease is readily determinable.

The amount of the operating lease right-of-use asset consists of: (i) the amount of the initial measurement of the operating lease liability, (ii) any lease payments made at or before the commencement date, minus any lease incentives received, and (iii) any initial direct costs incurred. The present value calculation may account for an option to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. A portion of the Company’s lease contracts contain the option to extend or renew. The Company assesses these options for individual leases in determining the initial measurement of the operating lease liability.

The Company has elected not to apply the recognition requirements of ASC 842 to short-term leases (an initial term of 12 months or less at the commencement date). The Company recognizes lease expense in the statements of operations on a straight-line basis over the lease term.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Debt Issuance Costs

Costs associated with revolving loans are capitalized and amortized over the life of the arrangement on a straight-line basis. Unamortized debt issuance costs for revolving loans are reflected as a component of Other noncurrent assets in the Consolidated Balance Sheets. Costs associated with term loans are capitalized and amortized over the life of the term loan using the effective interest method. Unamortized debt issuance costs for term loans are reflected as a reduction of Long-term debt, net in the Consolidated Balance Sheets. The amortization of all debt issuance costs is reflected as a component of Interest expense, net in the Consolidated and Combined Statements of Operations.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”), which requires the Company to recognize the identifiable tangible and intangible assets acquired and liabilities assumed at their estimated fair values as of the acquisition date, other than leases and contract assets and liabilities acquired in connection with business combinations. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. The Company engages third-party appraisal firms when appropriate to assist in the fair value determination of assets acquired and liabilities assumed. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

Income Taxes

The Company is organized as a limited liability company and taxed as a partnership for federal income tax purposes. As a result, income or loss are taxable or deductible to the members rather than at the Company level. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. In certain instances, the Company may be subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

Uncertain income tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, the uncertain tax position is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would be equal to the largest amount of expense related to the outcome that is 50.0% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. As of December 31, 2025 and 2024, the Company had no material uncertain tax positions that would require recognition or disclosure.

The Company did not incur any penalties or interest related to its state tax returns during the year ended December 31, 2025; the Successor period of May 22, 2024 through December 31, 2024, the Predecessor period of January 1, 2024 through July 29, 2024, or the Predecessor year ended December 31, 2023.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from allegations of improper operation of assets are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Share-Based Compensation

The Company accounts for share-based compensation under the fair value method of accounting. Compensation cost is measured at the grant date for equity-classified awards and is recognized over the service period, which is generally the vesting period. The Company recognizes compensation cost on a straight-line basis over the requisite service period for each award. To calculate fair value, the Company uses an option pricing model based on the value of its common units on a fully diluted basis. As of December 31, 2025 and 2024, all awards outstanding were equity-classified. Share-based compensation cost for all types of awards is included in Selling, general and administrative expenses in the Consolidated Statement of Operations.

Note 3. Acquisitions

Thunder Acquisition

On October 17, 2025 (the “Closing Date”), Eagle Redi-Mix Concrete, LLC, a subsidiary of the Company (“Eagle”), entered into an equity and asset purchase and contribution agreement (the “Equity and Asset Purchase and Contribution Agreement”) with SRM, Inc., an Oklahoma corporation (“Schwarz Ready Mix”), SRM Leasing, LLC, an Oklahoma limited liability company (“Schwarz Leasing”), Schwarz Sand, LLC an Oklahoma limited liability company (“Schwarz Sand,” and together with Schwarz Ready Mix and Schwarz Leasing, the “Schwarz Entities”), the equity holders of Schwarz Ready Mix and Schwarz Leasing (collectively, the “Owners”), the equity holders of Schwarz Sand (collectively, the “Schwarz Sand Sellers”), certain other transaction beneficiaries, and Schwarz Ready Mix, in its capacity as a representative of the selling parties.

Pursuant to the Equity and Asset Purchase and Contribution Agreement, Eagle acquired substantially all of the assets of Schwarz Ready Mix and Schwarz Leasing and all of the issued and outstanding equity interests of Schwarz Sand (collectively, the “Thunder Acquisition”). The aggregate purchase price included $97.0 million in cash consideration ($74.3 million paid at closing and $22.7 million deferred until June 30, 2026) and 20,000,000 Company Preferred Units issued to the sellers as rollover equity.

The primary operations of the Schwarz Entities consist of providing high quality concrete materials across central Oklahoma and includes 20 plants and 115 mixer trucks. The acquisition expands the Company’s footprint in central Oklahoma, enhances its production capacity, and is expected to provide operational and procurement synergies.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Thunder Acquisition was accounted for as a business combination. The Company, through its wholly owned subsidiary Eagle, is the accounting acquirer, as it obtained control of the Schwarz Entities. The assets acquired and liabilities assumed are recorded at their respective fair values as of the Closing Date. In connection with the Thunder Acquisition, the Company expensed approximately $5.1 million of transaction costs during the year ended December 31, 2025, which is recorded within “Acquisition-related costs” in the Consolidated Statement of Operations.

In connection with the Thunder Acquisition, the Company engaged a third-party valuation specialist to assist in determining the fair value of acquired intangible and tangible assets as of the acquisition date. The fair value of acquired “Customer Relationships” was estimated using the income approach, specifically the multi-period excess earnings method, which involves projecting net cash flows attributable to the asset and applying contributory asset charges. The fair value of the “Trade Name” was determined using the income approach, specifically the relief-from-royalty method. This method estimates the value of a trade name based on the principle of avoided costs — that is, estimating the benefit of not having to pay a licensing fee to use the name. The valuation reflects the projected royalty savings attributable to the continued use of the acquired trade name. The fair value of “Property, Plant and Equipment” was determined using a combination of the cost approach and market approach, depending on the nature of the underlying assets. The cost approach was applied to assets based on current replacement cost less depreciation, while the market approach was used for equipment types with observable market activity.

No goodwill was recognized in connection with the Thunder Acquisition, as the total consideration transferred approximated the fair value of the identifiable net assets acquired.

For the period from October 17, 2025 through December 31, 2025, the Company recognized approximately $13.6 million of revenue and $0.8 million of net loss attributable to the Schwarz Entities, which are included in the consolidated statement of operations for the year ended December 31, 2025.

Additionally, the Company recognized approximately $0.4 million of amortization expense related to acquired customer relationships, as discussed in Note 4 — Intangible Assets and Goodwill. This expense is included within “Selling, general and administrative expenses” in the Consolidated Statement of Operations for the year ended December 31, 2025.

The purchase price allocation is preliminary and may be adjusted during the measurement period in accordance with ASC 805. Preliminary amounts primarily relate to the valuation of certain property, plant and equipment and identifiable intangible assets.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The consideration transferred and the fair value of the assets acquired and liabilities assumed by the Company were as follows (in thousands):

Consideration (preliminary):
Cash paid at Closing Date	$74,300
Fair value of deferred payment liability	22,226
Fair value of redeemable preferred units	20,000
Closing adjustments	(1,394)
Total consideration	$115,132

Preliminary fair value of assets acquired:
Cash and cash equivalents	$864
Accounts receivable	9,653
Prepaid expenses	206
Inventory	3,594
Property, plant and equipment	82,810
Customer relationships	16,600
Trade name	8,000
Other noncurrent assets	490
Amount attributable to assets acquired	$122,217

Preliminary fair value of liabilities assumed:
Accounts payable	$6,092
Current portion of lease liabilities	161
Accrued liabilities	503
Long-term lease liability	329
Amount attributable to liabilities assumed	$7,085

Total identifiable net assets acquired	$115,132

Unaudited Pro Forma and Supplemental Financial Information

The following unaudited pro forma consolidated results of operations give effect to the Thunder Acquisition as if it had occurred on January 1, 2024. The pro forma results reflect adjustments for amortization of acquired intangible assets and depreciation of property and equipment based on estimated fair values.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The pro forma results exclude approximately $5.1 million of transaction costs incurred in connection with the Thunder Acquisition during 2025, as such costs were nonrecurring, and do not reflect any anticipated cost savings, operating synergies, or financing effects that may have resulted from the transaction.

	Year ended December 31, 2025	Year ended December 31, 2024
Pro forma revenues	$270,302	$277,926
Pro forma net income (loss)	$12,492	$27,574

The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the acquisition had occurred on January 1, 2024, nor is it indicative of future operating results.

Fayetteville Acquisition

On May 19, 2025, Concrete Partners Holding, LLC, through its wholly owned subsidiary Eagle Redi-Mix Concrete, LLC, acquired certain operating assets of a ready-mix facility in the Fayetteville/Greenland, Arkansas area for $5.5 million, funded with cash on hand. The purchase included land, building/plant, and ready-mix equipment. No liabilities were assumed, and no legal entity was acquired. The acquired assets are being depreciated under the Company’s existing useful-life policies beginning on the acquisition date.

Concrete Acquisition

On the Closing Date, Concrete Holdings entered into a Membership Interest Purchase Agreement (the “MIPA”) to acquire 6,000 units of membership interests in Eagle and 10,000 units of membership interests in Ram from the original equity members in those entities (the “Sellers”). Concurrently, the Sellers and Concrete Holdings entered into a Rollover Subscription Agreement (the “Rollover Agreement”) for which certain Sellers received equity membership interest in Concrete Holdings in exchange for 4,000 units of membership interest in Eagle (“Rollover Transaction”). Following these transactions, Concrete Holdings owns 100.0% of the outstanding membership interests in Eagle and Ram through wholly owned subsidiaries.

The primary operations of Eagle and Ram consist of providing high quality concrete materials across the Oklahoma and Northwest Arkansas regions.

Total consideration paid to the Sellers was $253.0 million, after closing and post-closing adjustments, for the Concrete Acquisition. The consideration paid to the Sellers consisted of (i) $189.2 million of cash, (ii) $26.0 million of Senior Preferred Units (“Senior Preferred Units”), (iii) $26.6 million of Preferred (“Preferred Units”), and (iv) $11.2 million of Common Units (“Common Units”), each based on their estimated fair value. In addition, the Company assumed current liabilities of $10.3 million and lease liabilities of $0.9 million, all based upon estimated fair value at July 29, 2024.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Concrete Acquisition was accounted for as a business combination. The assets acquired and liabilities assumed are recorded at their respective fair values as of the Closing Date. In connection with the Concrete Acquisition, the Company expensed approximately $7.4 million of transaction costs in the Successor period, these costs were recorded within Acquisition-related costs in the Consolidated Statement of Operations.

In connection with the Concrete Acquisition, the Company engaged a third-party valuation specialist to assist in determining the fair value of acquired intangible and tangible assets as of the acquisition date. The fair value of acquired Customer Relationships was estimated using the income approach, specifically the multi-period excess earnings method, which involves projecting net cash flows attributable to the asset and applying contributory asset charges. The fair value of the Trade Name was determined using the income approach, specifically the relief-from-royalty method. This method estimates the value of a trade name based on the principle of avoided costs — that is, estimating the benefit of not having to pay a licensing fee to use the name. The valuation reflects the projected royalty savings attributable to the continued use of the acquired trade name. The fair value of Property, Plant and Equipment was determined using a combination of the cost approach and market approach, depending on the nature of the underlying assets. The cost approach was applied to assets based on current replacement cost less depreciation, while the market approach was used for equipment types with observable market activity.

Goodwill of approximately $79.5 million was recognized in connection with the Concrete Acquisition. The goodwill reflects the value of expected synergies from combining operations, the assembled workforce, and opportunities for expansion in the Oklahoma and Northwest Arkansas markets. None of the goodwill is expected to be deductible for tax purposes.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The consideration transferred and the fair value of the assets acquired and liabilities assumed by the Company were as follows (in thousands):

Consideration:
Cash	$189,215
Common units	11,218
Preferred units	26,582
Senior preferred units	26,000
Total consideration	$253,015

Fair value of assets acquired:
Cash and cash equivalents	$4,305
Accounts receivable — trade	24,955
Accounts receivable — other	20
Prepaid expenses	1,152
Inventory	5,257
Property, plant and equipment	66,981
Customer relationships	64,300
Trade name	16,800
Goodwill	79,505
Right-of-use assets	873
Amounts attributable to assets acquired	$264,148

Fair value of liabilities assumed:
Accounts payable — trade	$6,416
Accrued liabilities	3,844
Lease liabilities	873
Amounts attributable to liabilities assumed	$11,133

Total identifiable net assets	$253,015

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma and Supplemental Financial Information

The following unaudited pro forma consolidated results of operations give effect to the Concrete Acquisition as if it had occurred on January 1, 2023. The pro forma results reflect adjustments for amortization of acquired intangible assets and depreciation of property and equipment based on estimated fair values.

The pro forma results exclude approximately $7.4 million of transaction costs incurred in connection with the Concrete Acquisition during 2024, as such costs were nonrecurring, and do not reflect any anticipated cost savings, operating synergies, or financing effects that may have resulted from the transaction.

	Year ended December 31, 2024	Year ended December 31, 2023
Pro forma revenues	$183,311	$144,279
Pro forma net income	$24,423	$26,974

The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the acquisition had occurred on January 1, 2023, nor is it indicative of future operating results.

SMG Acquisition

On January 5, 2024 Eagle entered into an Asset Purchase Agreement (the “APA”) and Real Estate Purchase Agreement (“RE Agreement”) with Standard Materials Group, Inc. (“Standard Materials” or “SMG”) and CRH Americas Materials, Inc. (“CRH”). Collectively, the APA and the RE Agreement are referred to as “SMG Acquisition”.

Standard Materials owned and operated a ready-mix concrete business throughout several counties in the state of Oklahoma and Eagle acquired substantially all of its assets.

Total consideration for the SMG Acquisition was $13.9 million, after closing and post-closing adjustments. The consideration paid consisted entirely of cash. In addition, Eagle assumed lease liabilities of approximately $0.2 million, based upon estimated fair value on January 5, 2024.

The SMG Acquisition was accounted for as a business combination. The assets acquired and liabilities assumed are recorded at their respective fair values as of the closing date. Transaction costs of approximately $17,300 were expensed as incurred.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The consideration transferred and the fair value of the assets acquired and liabilities assumed were as follows (in thousands):

Consideration:
Cash	$13,872
Total consideration	$13,872

Fair value of assets acquired:
Inventory	$475
Property, plant and equipment	13,070
Goodwill	327
Right-of-use assets	173
Amounts attributable to assets acquired	$14,045

Fair value of liabilities assumed:
Lease liabilities	$173
Amounts attributable to liabilities assumed	$173

Total identifiable net assets	$13,872

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 4. Intangible Assets and Goodwill

The Company’s intangible assets primarily consist of customer relationships and trade names acquired in the Concrete Acquisition on July 29, 2024 and the Thunder Acquisition on October 17, 2025. Customer relationships are amortized on a straight-line basis over their estimated useful lives. Trade names are considered indefinite-lived intangible assets, are not subject to amortization, and are tested for impairment annually, or more frequently if facts or circumstances indicate a potential impairment.

The Company’s intangible assets consist of the following at the dates indicated (in thousands):

	December 31,
	2025	2024
Customer Relationships
Gross carrying amount	$80,900	$64,300
Accumulated amortization	(9,527)	(2,664)
Net carrying amount	$71,373	$61,636

Trade Names
Gross carrying amount	$24,800	$16,800

Amortization expense of customer relationships for the year ended December 31, 2025 was $6.8 million and $2.7 million for the Successor period May 22, 2024 through December 31, 2024 and is included within Selling, general and administrative expenses in the Consolidated Statement of Operations. No amortization expense of customer relationships was recorded for the Predecessor periods from January 1, 2024 through July 29, 2024 or the year ended December 31, 2023. Customer relationships have a weighted-average remaining useful life of 8.4 years. Trade names are not subject to amortization.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following table summarizes expected amortization of customer relationships as of December 31, 2025 (in thousands):

Year Ending December 31,
2026	$8,505
2027	8,505
2028	8,505
2029	8,505
2030	8,505
Thereafter	28,848
Total	$71,373

Goodwill

As of December 31, 2025, goodwill totaled $79.5 million, unchanged from December 31, 2024. Goodwill reflects the value of expected synergies from combining operations, the assembled workforce, and opportunities for expansion in the Oklahoma and Northwest Arkansas markets. Goodwill is not amortized but is tested for impairment annually, or more frequently if events or circumstances indicate that an interim impairment test is necessary.

Note 5. Inventories

Inventories consisted of the following at the dates indicated (in thousands):

	December 31,
	2025	2024
Raw materials	$6,260	$2,863
Parts and supplies	2,198	1,934
Fuel	265	210
Inventory	$8,723	$5,007

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 6. Other Current Assets

Other current assets consisted of the following at the dates indicated (in thousands):

	December 31,
	2025	2024
Deferred offering costs	$2,733	$—
Prepaid insurance	1,477	732
Other prepaids and deposits	406	296
Other	431	213
Other current assets	$5,047	$1,241

Note 7. Property, Plant and Equipment

Property, plant and equipment consisted of the following at the dates indicated (in thousands):

	December 31,
	2025	2024
Buildings	$6,865	$6,411
Land	47,242	3,204
Plant and equipment	104,816	55,913
Vehicles	4,186	2,651
Other property and equipment	5,658	2,786
Gross property, plant and equipment	168,767	70,965
Accumulated depreciation	(15,930)	(4,072)
Property, plant and equipment, net	$152,837	$66,893

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Depreciation expense is included within Cost of goods sold and Selling, general and administrative expenses in the Consolidated and Combined Statements of Operations. The following table presents the functional allocation for each period presented (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Cost of goods sold	$11,024	$3,694	$4,304	$5,405
Selling, general, and administrative expenses	1,149	382	523	682
Total depreciation	$12,173	$4,076	$4,827	$6,087

Note 8. Debt

Long-term debt, net

The following table presents the outstanding debt and related expenses of the Company (in thousands):

	December 31,
	2025	2024
Term Loan	$194,313	$126,750
Revolving Loan	3,000	4,200
Equipment Loan	4,823	—
Total debt, including current portion, net	202,136	130,950
Less: long-term debt, current portion	(13,654)	(6,500)
Long-term debt	188,482	124,450
Less: debt issuance costs (1)	(1,857)	(1,965)
Long-term debt, net	$186,625	$122,485

(1)	Unamortized debt issuance costs related to the Revolving Loan $0.3 million and $0.2 million as of December 31, 2025 and December 31, 2024, respectively, are included in "Other noncurrent assets, net" on the Consolidated Balance Sheets.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Debt maturities as of December 31, 2025, excluding debt issuance costs, are as follows (in thousands):

2026	13,654
2027	18,837
2028	21,460
2029	147,089
2030	1,096
Total	$202,136

On July 29, 2024, the Company entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, for which Bank of America, N.A. serves as administrative agent, to provide a term loan, a revolving loan and letters of credit. The syndicated structure allows the Company to access a broader base of lenders and provides additional liquidity and flexibility.

On October 17, 2025 the Company entered into the First Amendment and Commitment Increase to its Credit Agreement (“First Amendment”). The First Amendment, among other things, (i) increased the Company’s existing Revolving Loan by $10.0 million, (ii) increased the existing Term Loan by $75.0 million, (iii) permitted the Thunder Acquisition, and (iv) added Schwarz Sand as a Guarantor under the Credit Agreement.

Term Loan

The Company entered into a five-year $130.0 million term loan agreement (“Term Loan”) on July 29, 2024. Proceeds from the Term Loan were used to partially fund the Concrete Acquisitions. The Term Loan is secured by a first lien on substantially all personal property assets (“Collateral”) and the Lenders have the right in the future to request liens on any real property with an appraised value in excess of $2.0 million (“Material Real Property”). The Term Loan matures on July 29, 2029, at which time all advances are required to be paid in full. Interest accrues at the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging from 2.75% to 3.50%, which was 7.3% and 7.7% as of December 31, 2025 and 2024.

On October 17, 2025, the Company entered into the First Amendment to its Credit Agreement which increased the Term Loan by $75.0 million. The Company utilized the borrowings on the Term Loan to fund the cash portion of the Thunder Acquisition. As of December 31, 2025, the Company had $194.3 million outstanding on the Term Loan. See Note 3 for additional discussion of the Company’s acquisition activity.

Principal payments are due on the last day of each calendar quarter, as set forth below (in thousands):

December 31, 2025 through June 30, 2026	$2,563
September 30, 2026 through June 30, 2027	$3,844
September 30, 2027 and thereafter	$5,125

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Revolving Loan

The Company entered into a revolving loan agreement (“Revolving Loan”) on July 29, 2024, with a commitment and borrowing base of $15.0 million. The Revolving Loan is secured against a first lien on substantially all assets, including property, plant and equipment. On October 17, 2025, the Company entered into the First Amendment to its Credit Agreement which increased the Revolving Loan by $10.0 million for a total commitment and borrowing base of $25.0 million. Balances outstanding under the Revolving Loan bear interest at the SOFR plus an applicable margin ranging from 2.75% to 3.50%, which was 7.4% and 7.7% as of December 31, 2025 and 2024, respectively. Principal and any accrued interest is due at maturity on July 29, 2029. At December 31, 2025, the Company had $3.0 million of borrowings outstanding under the Revolving Loan. In addition, a letter of credit in the amount of $0.5 million was outstanding, reducing the available borrowing capacity to $21.5 million. The letter of credit supports insurance-related obligations but does not require the posting of cash collateral. Accordingly, no restricted cash balance was recorded on the Consolidated Balance Sheet.

Covenants

The Credit Agreement includes customary affirmative and negative covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, create liens, make certain investments, pay dividends, and enter into sale-leaseback transactions, subject to customary exceptions. In addition, the agreement contains financial covenants, including a Consolidated Senior Leverage Ratio that must not exceed a specified threshold and a Fixed Charge Coverage Ratio that must exceed a specified minimum threshold. Both financial covenants are tested as of the end of each fiscal quarter. The Company was in compliance with all applicable financial and non-financial covenants as of December 31, 2025 and 2024.

Equipment Notes

On December 30, 2025, we entered into an equipment financing facility (“Master Equipment Loan Agreement”) with Eagle Redi-Mix Concrete, LLC, Ram Transportation, LLC and Concrete Partners, LLC as co-borrowers which will provide for equipment to be financed pursuant to terms to be agreed upon and evidenced by promissory notes (“Equipment Notes”) to be entered into in the ordinary course of business on customary market terms. The Equipment Notes will be secured by the financed equipment.

Equipment Loan

The Company entered into a five-year $4.8 million equipment security note (“Equipment Loan”) on December 30, 2025. Proceeds from the Equipment Loan were used to purchase concrete mixer equipment. The Equipment Loan is a part of the Master Equipment Loan Agreement that permits multiple equipment notes. As of December 31, 2025, the Company had $4.8 million outstanding on the Equipment Loan. The Equipment Loan bears interest at 6.6226% per annum and matures on December 31, 2030.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Predecessor Loans

On April 8, 2022, Eagle and Ram entered into loan agreements that established a revolving credit facility with a commitment and borrowing base of $2.0 million and five term loans totaling $31.8 million (“Predecessor Loans”). The Predecessor Loans were secured against a first lien on substantially all assets, including property, plant and equipment. The Predecessor Loans had varying maturity dates ranging from one year to ten years, at which time all advances were required to be paid in full. Interest accrued on the Prosperity Loans at a fixed rate of 3.7% and monthly payments of principal and interest were required until the maturity date of each loan. The Predecessor Loans were fully repaid upon consummation of the Concrete Acquisition on July 29, 2024.

Amortization of Debt Issuance Costs

At December 31, 2025 and 2024, the Company had total unamortized debt issuance costs of $2.1 million and $2.2 million, respectively, consisting of $1.9 million and $2.0 million associated with the Term Loan and $0.3 million and $0.2 million associated with the Revolving Loan. Amortization expense related to debt issuance costs was approximately $0.6 million for the year ended December 31, 2025 (Successor) and $0.3 million for the period from May 22, 2024 through December 31, 2024 (Successor). No amortization expense was recognized during the Predecessor periods from January 1, 2024 through July 29, 2024 or the year ended December 31, 2023, as the related debt facilities were entered into in connection with the Concrete Acquisition on July 29, 2024.

Future estimated amortization expense for the remaining unamortized debt issuance costs is as follows (in thousands):

2026	660
2027	572
2028	564
2029	330
Total	$2,126

Note 9. Redeemable Senior Preferred and Preferred Units (Mezzanine Equity)

Redeemable Senior Preferred Units

On the Closing Date, the Company issued membership interests in it to the original equity members Eagle and Ram in exchange for 4,000 units of membership interest in Eagle in the form of a capital contribution. As part of the Rollover Subscription Agreement, 26.0 million Senior Preferred Units were issued at their estimated fair value of $26.0 million.

The key terms of the Senior Preferred Units are outlined in the Company’s limited liability company agreement (the “Concrete LLCA”), as amended from time to time. The Senior Preferred Units rank senior to (i) the Preferred Units, and (ii) all common units, and rank junior only to the satisfaction of all indebtedness upon the liquidation, dissolution, or winding up of the Company. The Senior Preferred Units are entitled to voting rights, as provided in the Concrete LLCA.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Senior Preferred Units accrue distributions on a cumulative basis, at an annual rate equal to nine percent (9.0%) of the Unreturned Senior Preferred Contributions as defined in the Concrete LLCA, compounding quarterly. If the Unreturned Senior Preferred Contributions have not been reduced to zero before the sixth anniversary of the Effective Date, then the annual rate shall increase by one-half percent (0.5%) each calendar quarter, up to a maximum annual rate of fifteen percent (15.0%). After all Unreturned Senior Preferred Contributions and all accrued distributions have been paid with respect to a Senior Preferred Unit, such Senior Preferred Unit shall automatically be cancelled. Pursuant to the consummation of an Initial Public Offering (“IPO”) or other transaction in which the Company’s equity securities become publicly traded, including a SPAC merger, the Board of Directors may reclassify the Senior Preferred Units into equity securities of the public entity or other reclassified securities, provided each member has substantially similar economic interest, governance, priority, vesting and other rights and privileges as such member had prior to the IPO as stated in the Concrete LLCA.

The Company presented and accounted for the Senior Preferred Units as mezzanine equity at their issuance date fair value of $26.0 million. The Senior Preferred Units are classified in mezzanine equity because the decision to redeem the Senior Preferred Units is effectively within control of the Preferred Unitholders rather than the Company. The Preferred Unitholders control the Parent and the Board of Directors of the Company and are responsible for approving distributions that will ultimately cancel the Senior Preferred Units.

The Senior Preferred Units are classified as mezzanine equity in accordance with ASC 480-10-S99-3A, as redemption is effectively controlled by the holders through their control of the Company’s Board. As of December 31, 2025, the Senior Preferred Units were carried at a redemption value of $26.6 million, consistent with the redemption value as of December 31, 2024, after reflecting cumulative accretion of approximately $2.3 million and paid distributions of approximately $2.3 million.

Redeemable Preferred Units

On the Closing Date, as part of the Rollover Subscription Agreement, the Company issued 95.7 million Preferred and Common Units for a combined fair value of $95.7 million.

On October 17, 2025, as a part of the Thunder Acquisition, the Company issued 20.0 million Preferred Units issued to the sellers as rollover equity, with the fair value of the Preferred Units valued at $20.0 million.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Below is a summary of the unit issuances and related fair values as of the Closing Date (in thousands):

	Number of Units Issued		Fair Value at Closing Date
	Preferred	Common	Preferred	Common	Combined
Issued for cash	57,900	57,900	$40,718	$17,182	$57,900
Issued in Concrete Acquisition	37,800	37,800	26,582	11,218	37,800
Issued in Thunder Acquisition	20,000	—	20,000	—	20,000
Total	115,700	95,700	$87,300	$28,400	$115,700

The Preferred Units rank senior to all common units, but rank junior to the Senior Preferred Units and to the satisfaction of all indebtedness upon the liquidation, dissolution, or winding up of the Company. The Preferred Units are entitled to voting rights, as provided in the Concrete LLCA.

The Preferred Units accrue distributions on a cumulative basis, at an annual rate equal to ten percent (10.0%) of the Unreturned Preferred Contributions, compounding quarterly. Payment of distributions other than those pursuant to the Concrete LLCA are not mandatory and are subject to the approval of both the Parent and the Board of Directors. No distributions will be made on the Preferred Units until accrued distributions on the Senior Preferred Units and the Unreturned Senior Preferred Contributions have been paid in full. After all Unreturned Preferred Contributions and all accrued distributions have been paid with respect to a Preferred Unit, such Preferred Unit shall automatically be cancelled.

Pursuant to the consummation of an IPO, the Board of Directors may exchange the Preferred and Common Units provided each member has substantially similar economic interest, governance, priority, vesting and other rights and privileges as such members had prior to the IPO as stated in the Concrete LLCA.

The Company presented and accounted for the Preferred Units as mezzanine equity at their issuance date fair value of $87.3 million. The Preferred Units are classified in mezzanine equity because the Preferred Unitholders control the decision to redeem the Preferred Units rather than the Company. The Preferred Unitholders control the Parent and the Board of Directors of the Company and are responsible for approving distributions that will cancel the Senior Preferred Units and then the Preferred Units.

The Preferred Units are also classified as mezzanine equity. As of December 31, 2025, the Preferred Units were carried at a redemption value of $130.6 million, reflecting $20.0 million issuance of preferred units and cumulative accretion of $10.8 million during the year ended December 31, 2025, compared to a redemption value of $99.8 million as of December 31, 2024.

Note 10. Common Units

As of December 31, 2024, the Company has 95.7 million Common Units outstanding. The Common Units were issued on July 29, 2024, for cash and in conjunction with Concrete Acquisition, with an aggregate estimated fair value of $28.4 million at issuance.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Common Units rank junior to both the Senior Preferred Units and the Preferred Units with respect to distributions and liquidation preference. No distributions (including liquidating distributions) may be made to Common Unit holders until the Senior Preferred and Preferred Units have been fully redeemed. Thereafter, distributions may be made pro rata to Common Unit holders based on their percentage ownership, subject to the approval of the Board of Directors.

There were no changes to the number of Common Units outstanding, or to their rights and privileges, during the year ended December 31, 2025.

Note 11. Share-Based Compensation

On December 9, 2024, the Company established an equity participation program (the "Plan") to attract, retain, and incentivize employees. Under the Plan, the Company authorized the issuance of 16,888,235 nonvoting common units ("Incentive Units"). The Incentive Units vest over a five-year period, with 33% vesting on the third anniversary of the grant date, 33% vesting on the fourth anniversary, and the remaining 34% vesting on the fifth anniversary. The Incentive Units are classified as equity awards under ASC 718, Stock Compensation, and are measured at fair value on the grant date, with compensation expense recognized over the requisite service period.

During the year ended December 31, 2025, the Company granted 1,125,882 incentive units to employees under the Plan. The total number of nonvested Incentive Units outstanding increased to 17,451,176 as of December 31, 2025. The fair value of these grants was determined based on the Company’s most recent independent valuation as of December 31, 2024, as there were no material changes to the Company’s operations, capital structure, or exit strategy during the quarter. The Company applied a forfeiture rate of zero at the grant date, in line with its policy of recognizing forfeitures as they occur.

Share-based compensation expense recognized during the year ended December 31, 2025 and the period from May 22, 2024, through December 31, 2024 was approximately $0.5 million and $0.1 million, respectively, and is included in Selling, general, and administrative expenses within the Consolidated Statement of Operations. As of December 31, 2025 and 2024, the Company had approximately $2.2 million and $2.6 million, respectively, of unrecognized compensation cost related to the outstanding Incentive Units, which will be recognized over the remaining requisite service periods through 2029 on a straight-line basis. No share-based compensation expense was recognized in the Predecessor periods as the Predecessor did not have any share-based compensation.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following table summarizes Incentive Unit activity from May 22, 2024 (inception), through December 31, 2025:

	Number of Incentive Units (in thousands)	Weighted Average Grant Date Fair Value
Non-vested at May 22, 2024	—	$—
Granted	16,325	0.16
Forfeited	—	—
Vested	—	—
Non-vested at December 31, 2024	16,325	0.16
Granted	1,126	0.16
Forfeited	—	—
Vested	—	—
Non-vested at December 31, 2025	17,451	$0.16

The grant date fair value of the Incentive Units was determined using an option pricing model, based on the value of the Company’s common units on a fully diluted basis. Significant assumptions used in this option pricing model include total equity value, expected term, expected volatility, expected distribution yield, and the risk-free interest rate. The total equity value was implied by the Concrete Acquisition in July 2024. The expected volatility was derived from a blended rate based upon implied volatility calculated on actively traded options and upon the historical volatility of guideline public companies in an industry similar to the Company. The expected term was based upon management’s best estimate of the number of years until the redemption of the Senior Preferred Units and the Preferred Units. The risk-free interest rate was based on U.S. Treasury yield curve rates with maturities consistent with the measurement period. The assumptions used in the option pricing model for the Incentive Units granted in the period from May 22, 2024 through December 31, 2024, were as follows:

Expected term (in years)	1.3
Expected volatility	70.0%
Expected distribution yield	0.0%
Risk-free interest rate	4.1%

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 12. Revenue

The Company generates revenue primarily through the production and delivery of ready-mix concrete. Revenue is recognized at a point in time when control of the product is transferred to the customer, which generally occurs upon delivery to the job site. Revenue from admixture and other ancillary services, which primarily represent additives to enhance the performance of concrete mixes (e.g., cooling services in hot weather), is also recognized at a point in time when the services are provided.

Management monitors revenue by type of construction activity, which reflects differences in demand cycles and pricing dynamics. All revenue is recognized at a point in time upon delivery.

The following table presents revenue by type of construction activity for the periods indicated (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Commercial	$91,981	$40,137	$51,565	$69,812
Residential	71,552	29,309	39,530	57,856
Infrastructure	30,718	10,204	12,566	16,611
Other (1)	620	—	—	—
Total Revenue	$194,871	$79,650	$103,661	$144,279

(1)	Other revenue includes income from various non-core activities that support our concrete revenue streams.

No customer accounted for more than 10% of total revenues during the successor period for the year ended December 31, 2025, the Successor period from May 22, 2024 through December 31, 2024, the Predecessor period from January 1, 2024 through July 29, 2024 or the year ended December 31, 2023.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 13. Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated (in thousands):

	December 31,
	2025	2024
Deferred acquisition payments (1)	$22,532	$—
Accrued payroll and benefits	661	1,384
Accrued sales tax	1,396	915
Other accruals	2,491	745
Accrued liabilities	$27,080	$3,044

(1)	Amounts represent the fair value of deferred acquisition payments at the acquisition date, adjusted for subsequent accretion. See Note 3 for additional information on the Company’s acquisitions.

Note 14. Retirement Savings Plan

The Company has a Retirement Savings Plan (“RSP”), which is a defined contribution plan. The Company matches a portion of employees’ contributions in cash. Participation in the RSP is voluntary and all employees of the Company are eligible to participate. The Company matches employee contributions at $0.50 per dollar contributed, up to six percent of an employee’s pre-tax earnings, subject to the maximum Internal Revenue Service (“IRS”) limit.

For the year ended December 31, 2025, the Company contributed approximately $0.4 million to the RSP. During the Successor period May 22, 2024 through December 31, 2024, the Predecessor period January 1, 2024 through July 29, 2024, and the Predecessor year ended December 31, 2023, the Company made aggregate contributions to the RSP of approximately $0.1 million, $0.1 million, and $0.2 million, respectively. Contributions for all periods were recorded within Selling, general, and administrative expenses in the Consolidated and Combined Statements of Operations.

Note 15. Commitments and Contingencies

The Company is subject to legal proceedings and claims that arise in the normal course of business, including commercial disputes and regulatory compliance matters. While the outcome of such matters cannot be predicted with certainty, the Company does not believe that any such proceedings will have a material effect on its financial condition, results of operations, or cash flows.

The Company’s insurer is providing defense under its liability policy for a legal matter related to a 2021 vehicle accident involving one of its trucks. Based on advice of counsel, management believes an unfavorable outcome is reasonably possible but not probable, and that any potential loss, net of insurance, would not be material to the consolidated financial statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Company is party to a long-term supply agreement requiring the purchase of minimum annual quantities of cement, rock, and sand at market prices through December 31, 2028. The agreement includes a true-up clause for shortfalls, which may be fulfilled in future periods or settled in cash. The Company expects to meet its future obligations in the normal course of business. There were no material changes to the agreement or its terms during the year ended December 31, 2025. During the year ended December 31, 2025, the Company purchased approximately $26.4 million under the agreement. During the Successor period from inception (May 22, 2024) through December 31, 2024 and the Predecessor period from January 1, 2024 through July 29, 2024, the Company purchased approximately $11.5 million and $14.9 million, respectively.

As of December 31, 2025, the Company cannot reasonably estimate the aggregate future purchase commitment in dollar terms due to variable pricing and volume fluctuations. The Company expects to fulfill its purchase obligations in the normal course of operations.

For the year ended December 31, 2025, purchases from three vendors individually exceeded 10% of total cost of goods sold and also represented more than 10% of total accounts payable as of that date. During the Successor period from May 22, 2024 through December 31, 2024 and the Predecessor period from January 1, 2024 through July 29, 2024, the Company made purchases from three vendors that each individually represented more than 10% of total cost of goods sold in each period. As of each respective period-end date, these same vendors also individually accounted for more than 10% of total accounts payable. For the year ended December 31, 2023, purchases from two vendors individually exceeded 10% of total cost of goods sold and also represented more than 10% of total accounts payable as of that date. These vendors primarily supply cement, aggregates, and other raw materials used in the Company’s ready-mix operations. The loss of any of these key suppliers could adversely impact near-term operations; however, alternative sources of supply are available.

Note 16. Leases

The Company leases certain buildings and equipment under operating lease arrangements. Right-of-use (“ROU”) assets and related lease liabilities are recognized on the Balance Sheet at the lease commencement date based on the present value of future lease payments. The Company uses its incremental borrowing rate at the lease commencement date to calculate the present value of future lease payments, consistent with the requirements of ASC 842. The Company has also elected the short-term lease practical expedient for leases with terms of 12 months or less.

As of December 31, 2025 and 2024, the Company recognized operating lease ROU assets of approximately $2.1 million and $0.7 million, respectively, which are included in Other noncurrent assets on the Consolidated Balance Sheets. The corresponding lease liabilities are included in Current portion of lease liabilities and Long-term lease liability on the Consolidated Balance Sheet.

On March 1, 2025, the Company entered into a new operating lease agreement with a related party for corporate office space for Eagle and Ram, resulting in the recognition of approximately $1.5 million in right-of-use assets and corresponding lease liabilities. The lease has a stated term through 2035. See Note 18 for additional discussion of related party activity.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

See Note 21 for additional discussion of the Company’s lease activity subsequent to December 31, 2025.

The following table presents the Company’s total lease cost (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Operating lease costs	$371	$138	$128	$304
Short-term lease costs	$381	$78	$226	$103

Operating lease costs and short-term lease costs are primarily included in Selling, general and administrative expenses with an immaterial amount included in Cost of goods sold in the Consolidated and Combined Statements of Operations.

The following table presents the Company’s additional lease information (amounts in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Cash outflows for operating lease liabilities	$457	$181	$139	$315
Weighted-average remaining lease term (years)	6.68	2.35	2.83	3.54
Weighted-average discount rate	8.00%	8.95%	3.65%	3.65%

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following table presents the Company’s maturity analysis as of December 31, 2025 for leases expiring in each of the next five years and thereafter (in thousands):

2026	$634
2027	479
2028	362
2029	209
2030	215
Thereafter	970
Total lease payments	$2,869
Less: lease payments representing interest	(667)
Present value of lease liabilities	$2,202

Note 17. Segment Reporting

The Company generates revenue primarily through the production and delivery of ready-mix concrete for use in infrastructure, commercial, and residential construction projects in Oklahoma and Northwest Arkansas.

The Company’s Chief Executive Officer has been identified as the chief operating decision maker (“CODM”). Management has determined that the Company operates as one reportable segment—Concrete Sales.

The CODM uses Net income as the primary measure of profitability. In evaluating results, the CODM also regularly reviews certain significant expense categories, including cost of sales, plant and delivery expenses, and fixed expenses (e.g., G&A, dispatch, depreciation). Cost of sales primarily reflects direct material costs. Plant and delivery expenses reflect labor, fuel, and maintenance associated with production and delivery activities. Fixed expenses include overhead and other indirect costs allocated to operations. Cost of sales is a subset of Cost of goods sold, while plant and delivery expenses and fixed expenses are internal categories that include amounts classified within both Cost of goods sold and Selling, general and administrative expenses in the Consolidated and Combined Statements of Operations. Segment assets are not regularly reviewed by the CODM. As the Company has one reportable segment, total segment assets are equivalent to consolidated/combined total assets as presented in the accompanying Consolidated Balance Sheets.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The table below presents consolidated revenue, the significant expense categories reviewed by the CODM, and Net income (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Revenue	$194,871	$79,650	$103,661	$144,279

Less:
Cost of sales	(87,750)	(36,755)	(48,000)	(68,780)
Plant & delivery expenses	(40,270)	(14,984)	(19,578)	(29,567)
Fixed expenses	(44,564)	(14,171)	(15,619)	(18,957)
Corporate and unallocated (1)	(20,312)	(12,661)	—	—

Net income	$1,975	$1,079	$20,464	$26,975

(1)	Corporate and unallocated reflects holding company and financing activity. For the year ended December 31, 2025, it included approximately $12.0 million of interest expense, $0.5 million of share-based compensation expense, approximately $6.7 million of transaction costs, and approximately $1.8 million related to professional service fees and other general corporate and financing-related expenses incurred during the period. For the period from inception (May 22, 2024) through December 31, 2024, it included approximately $5.2 million of interest expense and $7.4 million of transaction costs related to acquisition activities.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 18. Supplemental Cash Flow Information

The following table provides certain supplemental cash flow information for the periods indicated (in thousands):

	Successor		Predecessor
	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024	Period from January 1, 2024 through July 29, 2024	Year ended December 31, 2023
Supplemental Disclosure of Cash Flow Information:
Interest paid	$10,982	$4,906	$925	$985
Supplemental Disclosure of Non-Cash Investing Information:
Right-of-use assets obtained in exchange for operating lease liabilities (1)	1,968	$—	—	—
Additions to property, plant and equipment included in accounts payable and accrued liabilities	—	$97	342	12
Issuance of senior preferred units in business combination (2)(3)	—	$26,000	—	—
Issuance of preferred and common units in business combination (2)(3)	20,000	$37,800	—	—

(1)	See Note 16 for additional discussion of the Company’s leases.

(2)	See Note 3 for additional discussion of the Company’s acquisitions.

(3)	See Notes 3 and 9 for additional discussion of the Company’s preferred and common unit activity.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 19. Related Party Transactions

The Company leases its Northwest Arkansas office from an entity partially owned by one of its executive officers. The lease is classified as an operating lease and is considered to be at market terms. During the year ended December 31, 2025, the Company recognized approximately $102,000 in lease expense related to this arrangement. During the Successor period from May 22, 2024 through December 31, 2024, the Company recognized approximately $38,100 in lease expense related to this arrangement, and during the Predecessor period from January 1, 2024 through July 29, 2024, the Company recognized approximately $53,400 in lease expense related to this arrangement. The related lease liability as of December 31, 2025 and 2024, was approximately $154,000 and $238,400, respectively, which are included in Current portion of lease liabilities and Long-term lease liabilities on the Consolidated Balance Sheets. Additionally, the Company recognized revenue from transactions with the same related party totaling approximately $110,000 during the year ended December 31, 2025, $10,700 during the Successor 2024 period, $1,400 during the Predecessor 2024 period and $32,200 during the Predecessor 2023 period.

On March 1, 2025, the Company entered into a new lease agreement with this related party for expanded office space. In connection with the lease commencement, the Company recognized approximately $1.5 million in operating lease right-of-use assets and corresponding lease liabilities on the Consolidated Balance Sheet. As of December 31, 2025, the Company had $1.4 million in operating lease right-of-use assets and corresponding lease liabilities remaining and recorded approximately $178,000 of lease expense related to this arrangement.

During the year ended December 31, 2025, the Company provided concrete services to an entity that is partially owned by certain investors. The entity became a related party in connection with the Thunder Acquisition on October 17, 2025. The Company recognized approximately $721,000 of revenue from this customer during the period from October 17, 2025 through December 31, 2025.

In connection with the Concrete Acquisition, the Company entered into a single management and consulting agreement with an affiliate. Under the agreement, recurring compensation is payable quarterly and equal to one-fourth of 3.0% of trailing twelve-month EBITDA for 2024 and one-fourth of 5.0% thereafter, subject to an annual cap of $3.2 million for strategic, financial, and operational advisory services to support the Company’s board and management team on matters such as acquisitions, financing, contract negotiations, and growth initiatives. The Company also reimburses, at cost, any third-party diligence and advisory costs that are initially funded by the affiliate on the Company’s behalf. In addition, for each completed add-on acquisition, the Company pays a contingent diligence and integration fee equal to 2.0 % of the acquired enterprise value in consideration for the affiliate’s time and effort involved in transaction execution and post-closing integration activities.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

During the Successor period from May 22, 2024 through December 31, 2024, the Company paid a $5.1 million contingent diligence and integration fee on July 29, 2024, in connection with the closing of the Concrete Acquisition. In addition, approximately $1.3 million was reimbursed for third-party diligence costs. Both the contingent diligence and integration fee and the reimbursed costs were recorded in Acquisition-related costs in the Consolidated Statement of Operations. For the same period, the Company incurred $880,800 in consultant compensation, recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations. As of December 31, 2024, $481,000 of this amount remained unpaid and was accrued within Accrued liabilities on the Consolidated Balance Sheet.

During the year ended December 31, 2025, the Company paid a $2.3 million contingent diligence and integration fee on October 17, 2025, in connection with the closing of the Thunder Acquisition. In addition, approximately $684,000 was paid during the year ended December 31, 2025 for the reimbursement of various due diligence fees. Both the contingent diligence and integration fee and the reimbursed costs were recorded in Acquisition-related costs in the Consolidated Statement of Operations. For the same period, the Company incurred approximately $2.8 million in consultant compensation, recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 20. Earnings Per Unit

Basic and diluted earnings per unit (“EPU”) is calculated for the Company’s Common Units. We determined that the presentation of EPU for the period prior to the Concrete Acquisition would not be meaningful due to the significant change in the Company’s capital structure post-acquisition. Therefore, EPU information has not been presented for periods prior to the Concrete Acquisition.

The Incentive Units are the only potentially dilutive security in our current capital structure. The Incentive Units were evaluated under the treasury stock method for potentially dilutive effects. The Incentive Units were determined to be anti-dilutive for the year ended December 31, 2025 and 2024 as the Company had a net loss available to common unitholders for these periods. Because the Incentive Units are the only potentially dilutive security, basic and diluted EPU will be identical.

The following table sets forth the computation of basic and diluted EPU attributable to the Company’s Common Units for the Successor periods for the year ended December 31, 2025 and for the Successor period from May 22, 2024 through December 31, 2024, each representing periods subsequent to the Concrete Acquisition:

(in thousands, except for unit and per unit amounts)	Year ended December 31, 2025	Period from Inception (May 22, 2024) through December 31, 2024
Numerator
Net income	$1,975	$1,079
Less: distributions to senior preferred unitholders	(2,340)	(410)
Less: accretion of redeemable preferred units to Redemption value	(10,791)	(33,532)
Basic and diluted net income (loss) attributable to Common Units	$(11,156)	$(32,863)

Denominator
Basic and Diluted weighted average units outstanding	95,700,000	66,517,937

Basic and Diluted net income (loss) per Common Unit	$(0.12)	$(0.49)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 21. Subsequent Events

On October 9, 2025, the Company entered into a Business Combination Agreement with Haymaker Acquisition Corp. IV (“Haymaker IV”). The transaction closed on April 8, 2026, following approval by Haymaker IV shareholders, resulting in the Company becoming a publicly traded company with its shares listed on the Nasdaq Stock Market under the ticker “RMIX.”

The Business Combination generated approximately $226.0 million in gross proceeds from funds held in trust and a concurrent PIPE financing, after giving effect to redemptions and prepaid forward agreement payments but before warrant redemptions and transaction expenses.

The transaction will be accounted for as a reverse recapitalization, with the Company identified as the accounting acquirer and no goodwill or other intangible assets recorded.

In connection with the Business Combination, all outstanding Senior Preferred Units and Preferred Units converted into equity of the combined public company. No adjustments have been reflected in the accompanying financial statements related to this transaction.

Subsequent to December 31, 2025, the Company entered into a lease related to a new corporate office. Future undiscounted lease payments related to the corporate office, which continue through 2033, total $6.6 million.

On January 6, 2026, the Company entered into an Aircraft Term Loan Credit Agreement (the “Aircraft Term Loan”) providing for a $2.5 million term loan to finance the purchase of an aircraft. Borrowings under the Aircraft Term Loan bear interest at a floating base rate, determined as the highest of (i) the federal funds rate plus 0.50%, (ii) the lender’s prime rate, or (iii) Term SOFR plus 1.00%. The Aircraft Term Loan matures on December 31, 2030.

On March 31, 2026, the Company entered into the Second Amendment (the “Second Amendment”) to the Credit Agreement. The Second Amendment, among other things, (i) provides consent to the consummation of the De-SPAC transaction and related transactions, including the redemption and conversion of certain equity interests, (ii) permits equity issuances in connection with the transaction, including PIPE financing and other share issuances, (iii) amends and restates the Credit Agreement, and (iv) updates certain collateral and organizational provisions in connection with the transaction.

On April 7, 2026, the Company entered into a Limited Consent and Third Amendment (the “Third Amendment”) to its Credit Agreement with its lenders and administrative agent. The Third Amendment, among other things, (i) provided lender consent for the consummation of the Company’s business combination transaction, including a prepaid forward transaction entered into in connection therewith, (ii) modified certain financial covenant definitions and calculations, including the Consolidated Fixed Charge Coverage Ratio, and (iii) updated certain collateral and administrative provisions of the Credit Agreement.

The Company has evaluated subsequent events through April 14, 2026, the date these financial statements were issued, and has disclosed all material events that occurred subsequent to December 31, 2025.